Exhibit 99.1

Gain Therapeutics Appoints Matthias Alder as Chief Operating Officer

BETHESDA, MD, October 19, 2021 – Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a biotechnology company focused on identifying and optimizing allosteric binding sites never before targeted in neurodegenerative diseases and lysosomal storage disorders, today announced the appointment of Matthias Alder as Chief Operating Officer to advance the Company’s strategic and operational objectives, including the establishment of additional industry partnerships and the transition of the Company’s lead program in Gaucher and Parkinson’s Disease into clinical trials, which is expected to occur in 2022.

“I am delighted to welcome Matthias to Gain’s growing team as we methodically scale our platform and build our internal clinical trial capabilities and operations,” said Eric Richman, Chief Executive Officer of Gain. “He brings extensive experience in the pharma and biotech industries and is a seasoned executive who will complement our current executive team at a pivotal time for Gain as we grow the organization and prepare to advance our lead program into clinical trials.”

Matthias Alder joins Gain with more than 25 years of transactional, operational, and business development experience in the pharmaceutical and biotechnology industries. Most recently, Mr. Alder was Chief Business Officer at Autolus Therapeutics, a biotechnology company focused on developing CAR T-cell therapies for hematological and solid tumors, where he led the corporate development, legal, IP and HR functions. Prior to joining Autolus, he served as EVP of Business Development & Licensing and General Counsel of Sucampo Pharmaceuticals. During his tenure there, Mr. Alder established a late-stage development pipeline in orphan and rare CNS and oncology indications through acquisitions and strategic alliances. He has also held executive management positions at Cytos Biotechnology AG as EVP Corporate Development and General Counsel, and Micromet, Inc. as SVP Administration and General Counsel.  Earlier in his career, Matthias was a partner in the Life Sciences Transactions Practice at Cooley LLP and in-house counsel for Novartis’ pharmaceutical business.

“I am excited to join Gain Therapeutics and work with Eric and the team to advance and expand the pipeline of drug candidates in CNS, oncology and other therapeutic areas through internal programs and partnerships,” said Matthias Alder. “Using its supercomputer-powered SEE-Tx™ discovery platform, Gain has already established a track record in rapid and successful drug discovery and early development and is poised to make a real difference in the clinic for patients with Parkinson’s and other neurodegenerative diseases.”

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is positioned at the confluence of technology and healthcare and focused on redefining drug discovery with its SEE-Tx™ target identification platform. By identifying and optimizing allosteric binding sites that have never before been targeted, Gain is unlocking new treatment options for difficult-to-treat disorders characterized by protein misfolding. Gain was established in 2017 with the support of its founders and institutional investors. It has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse. In July 2020, Gain Therapeutics, Inc. completed a share exchange with Gain Therapeutics, SA, a Swiss corporation, whereby GT Gain Therapeutics SA became a wholly owned subsidiary of Gain Therapeutics, Inc.

For more information, please visit https://www.gaintherapeutics.com

About SEE-TxTM and STARs

The Company uses its proprietary supercomputer-based platform, Site-Directed Enzyme Enhancement Therapy (“SEE-Tx™”), to discover novel allosteric sites on misfolded proteins and identify proprietary small molecules (Structurally Targeted Allosteric Regulators, or “STARs”) that bind these sites and restore protein folding, potentially treating the underlying disease. These small molecule binding sites, away from the protein’s active areas, are called allosteric sites. The Company believes targeting the allosteric binding site instead of the active binding site can provide a number of advantages: superior regulation of misfolded proteins implicated in disease, enhanced specificity by being non-competitive with the natural substrate and the potential for molecules with favorable drug-like properties. Data obtained to date indicate that STARs can be administered orally and reach organs and tissues, including the brain, bone, and cartilage that are not typically accessible through current therapeutic options. In addition, the Company believes that STARs are relatively easy and cost-effective to manufacture.

Forward-Looking Statements

Any statements in this release that are not historical facts may be considered to be “forward-looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Such statements include, but are not limited to, statements regarding the market opportunity for Gain’s product candidates, the business strategies and development plans of Gain, and the timing of preclinical and clinical studies. Some of the potential risks and uncertainties that could cause actual results to differ from those expected include Gain’s ability to: make commercially available its products and technologies in a timely manner or at all; enter into strategic alliances, including arrangements for the development and distribution of its products; obtain intellectual property protection for its assets; accurately estimate and manage its expenses and cash burn and raise additional funds when necessary. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Gain does not undertake any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Investor & Media Contacts:

Gain Therapeutics Investor Contact:
Daniel Ferry
LifeSci Advisors
+1 (617) 430-7576
daniel@lifesciadvisors.com

Gain Therapeutics Media Contact:
Joleen Schultz
Joleen Schultz & Associates
+1 760-271-8150
joleen@joleenschultzassociates.com